Exhibit 99.1

Contact: Christine Taylor (212)-572-5988

M & F WORLDWIDE CORPORATION

REPORTS INCOME FOR 2005 FOURTH QUARTER AND YEAR

New York, NY – March 15, 2006 – M & F Worldwide Corp. (NYSE: MFW - News), today reported results for the fourth quarter and year ended December 31, 2005.

On December 15, 2005, the Company purchased 100% of the outstanding shares of Novar USA Inc. from Honeywell International, Inc., for $800.0 million in cash, subject to a post-closing working capital adjustment. Novar USA was, prior to the acquisition, the parent company of the businesses operated by Clarke American. Clarke American and its subsidiaries, including Alcott Routon, Checks in the Mail and B2Direct had revenues of $607.6 million in 2004. The results of operations for Clarke American are included from the date of the acquisition.

As a result of the acquisition of Clarke American, the Company has two business lines, which are operated by Mafco Worldwide and Clarke American. Mafco Worldwide’s business is the production of licorice products for sale to the tobacco, food, pharmaceutical and confectionery industries (which is the Company’s Licorice Products segment). Clarke American’s business is providing checks, check-related products and direct marketing services. Clarke American’s business consists of two segments: the Financial Institution segment, which is focused on financial institution clients and their customers, and the Direct-to-Consumer segment, which is focused on individual customers.

Revenues for the 2005 fourth quarter were $47.4 million, as compared to $21.7 million in the prior year quarter. The Company’s revenues increased in the 2005 quarter due to the inclusion of Clarke American’s revenues of $24.1 million for the period December 15, 2005 to December 31, 2005, as well as an increase in revenues from the Licorice Products segment of $1.6 million. The increase in revenues from the Licorice Products segment resulted from higher domestic sales to the international tobacco industry of $0.5 million and increased domestic sales to the tobacco industry in the United States of $0.9 million as a result of major customers returning to historical order patterns after completing restructuring of operations between domestic and foreign facilities. Foreign revenues for the Licorice Products segment increased by $0.2 million due principally to higher volume. Net income was $5.7 million for the 2005 quarter, compared to $8.6 million for the 2004 quarter. Net income for the 2005 period was lower compared to 2004 despite the increase in sales in 2005 principally as a result of the reversal of tax reserves in 2004 due to the favorable resolution of certain prior years’ foreign tax audits. Basic earnings per common share were $0.30 in the 2005 quarter and $0.46 in the 2004 quarter. Diluted earnings per common share were $0.28 in the 2005 quarter and $0.43 in the 2004 quarter.

Revenues for the year ended December 31, 2005 were $121.4 million, as compared to $93.4 million in the prior year. The Company’s revenues increased in 2005 due to the inclusion of Clarke American’s revenues of $24.1 million for the period December 15, 2005 to December 31, 2005, as well as an increase in revenues from the Licorice Products segment of $3.9 million. The increase in revenues from the Licorice Products segment resulted from higher domestic sales to the international tobacco industry of $1.3 million and increased domestic sales to the tobacco industry in the United States of $1.6 million as a result of major customers returning to historical order patterns after completing restructuring of operations between domestic and foreign facilities. Foreign revenues for the Licorice Products segment increased by $1.1 million due principally to higher volume. Non-licorice revenues recorded in the Licorice Products segment decreased $0.1 million. Net income was $24.0 million for the 2005 period compared to $25.2 million for the 2004 period. Net income for the 2005 period was lower compared to 2004 despite the increase in sales in 2005 principally as the result of the reversal of tax reserves due to the favorable resolution of certain prior years’ foreign tax audits. Basic earnings per common share were $1.25 in the 2005 period and $1.35 in the 2004 period. Diluted earnings per common share were $1.21 in the 2005 period and $1.26 in the 2004 period.

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. M & F Worldwide's actual results may differ materially from those discussed in such forward-looking statements. In addition to factors described in M & F Worldwide's Securities and Exchange Commission filings and others (including in the Risk Factors set forth in the Annual Report on Form 10-K of M & F Worldwide filed with the Securities and Exchange Commission on March 15, 2006), the following factors could cause M & F Worldwide's actual results to differ materially from those expressed in any forward-looking statements made by M & F Worldwide: (a) economic, climatic or political conditions in countries in which M & F Worldwide sources licorice root; (b) economic, climatic or political conditions that have an impact on the worldwide tobacco industry or on the consumption of tobacco products in which licorice products are used; (c) additional governmental regulation of tobacco products, tobacco industry litigation or enactment of new or increased taxes on cigarettes or other tobacco products, to the extent any of the foregoing curtail growth in or actually reduce consumption of tobacco products in which licorice products are used; (d) the failure of third parties to make full and timely payment to M & F Worldwide for environmental, asbestos, tax and other matters for which M & F Worldwide is entitled to indemnification; (e) the maturity of the principal industry in which Clarke American operates and trends in the paper check industry, including a faster than anticipated decline in check usage due to increasing use of alternative payment methods and other factors; (f) consolidation among financial institutions and other adverse changes among the large clients on which Clarke American depends, resulting in decreased revenues; (g) lower than expected cash flow from operations; (h) significant increases in interest rates; and (i) unfavorable foreign currency fluctuations. M & F Worldwide assumes no responsibility to update the forward-looking statements contained in this release.

- table to follow -

M & F Worldwide Corp. and Subsidiaries Consolidated Statements of Income (in millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net revenues	$ 47.4	$ 21.7	$ 121.4	$ 93.4

Cost of revenues	29.6	10.8	66.5	45.1

Gross profit	17.8	10.9	54.9	48.3

Selling, general and administrative expenses	9.6	4.9	21.4	17.2
Operating income	8.2	6.0	33.5	31.1

Interest income	1.2	0.5	3.5	1.3

Interest (expense)	(4.7)	-	(4.8)	(1.2)

Other income (expense)	2.8	(0.1)	3.7	(2.4)

Income before income taxes	7.5	6.4	35.9	28.8

(Provision)/benefit for income taxes	(1.8)	2.2	(11.9)	(3.6)

Net income	$ 5.7	$ 8.6	$ 24.0	$ 25.2

Basic earnings per common share	$ 0.30	$ 0.46	$ 1.25	$ 1.35

Diluted earnings per common share	$ 0.28	$ 0.43	$ 1.21	$ 1.26

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